Exhibit 99.1

TESSCO Reports Fiscal Year and Fourth-Quarter 2016 Financial Results

Reaffirms Quarterly Dividend of $0.20 per Share

HUNT VALLEY, MD, May 9, 2016—TESSCO TECHNOLOGIES INCORPORATED (NASDAQ: TESS),  a leading supplier for the product and value chain solutions that enable organizations to build, use, maintain and resell wireless voice, data, video, connectivity and control systems, today reported financial results for its fiscal 2016 and fourth quarter of fiscal 2016, ended March 27, 2016.

Fiscal Year Highlights:

•

TESSCO’s ongoing strategic transformation is progressing and will accelerate in the new year to drive the company’s evolution from a wireless carrier transaction-centric supplier, to a consultative, end-to-end solutions provider that enables the deployment of wireless connectivity systems for private, as well as public network operators

•	Net income of $5.3 million, or diluted earnings per share (EPS) of $0.65
•	Adjusted diluted earnings per share, excluding a charge related to non-recurring software licensing fees[1], was $0.76*
•	Retail market revenues grew by 14%
•	Public carrier market revenue declined 30% as carrier hesitancy continued
•	Strong year-end balance sheet

Fourth-Quarter Highlights:

•	Net loss of $2.0 million, or (loss) per share of $(0.24)
•	Adjusted net loss of $1.1 million* or (loss) per share of $(0.13)*, excluding charge related to non-recurring software licensing fees[1]; meets low end of guidance range
•	Quarterly dividend of $0.20 per share declared

	Fiscal Year 2016	Fiscal Year 2015	Fourth Quarter FY 2016	Fourth Quarter FY 2015	Third Quarter FY 2016
Revenue	$530.7M	$549.6	$114.2M	$113.0M	$139.5M
EPS	$0.65	$1.04	$(0.24)	$(0.03)	$0.35
Adjusted EPS*	$0.76	$1.08	$(0.13)	$0.01	$0.35
EBITDA per share*	$1.67	$2.28	$(0.24)	$0.10	$0.72
Operating margin	1.7%	2.6%	(2.8%)	(0.2%)	3.4%
Cash balance	$16.9M	$7.5M	$16.9M	$7.5M	$7.5M
Line of credit balance	$0	$0	$0	$0	$0

*EBITDA, EBITDA per share, adjusted net income excluding charge related to non-recurring software licensing fees, and adjusted EPS excluding charge related to non-recurring software licensing fees (also referred to in the chart above as “Adjusted EPS” as applicable to the 2016 fiscal year and fourth quarter) are each Non-GAAP financial measures. In addition, references to 2015 fiscal year and fourth quarter EPS excluding a restructuring charge relating to severance costs, (also referred to in the chart above as “Adjusted EPS” for those periods), is also a Non-GAAP measure. These Non-GAAP measures are indicated by an asterisk (*) in this press release, as a means to direct the reader to the discussion of Non-GAAP Information below and the reconciliation of Non-GAAP to GAAP results included as an exhibit to this press release.

Fiscal Year 2016 and Fourth-Quarter Revenue Results :

	Year over Year FY 2016 vs. FY 2015	Year over Year Q4 FY 2016 vs. Q4 FY 2015	Sequential Q4 FY 2016 vs. Q3 FY 2016
Public Carrier	(30.0%)	(29.0%)	(29.2%)
Commercial Resellers	(3.1%)	5.4%	(8.3%)
Government	4.8%	(13.9%)	(34.1%)
Private System Ops	(1.3%)	(0.9%)	(12.9%)
Retail	13.7%	20.6%	(18.8%)
Total	(3.4%)	1.1%	(18.2%)

“Fiscal year 2016 presented TESSCO with significant revenue challenges due to the continued decline in cellular carrier purchases, which were down 30% year over year.” said Robert Barnhill, Founder, Chairman, President and Chief Executive Officer. “With the exception of strong results in our retail market, we did not achieve the revenue growth we had anticipated from the rest of the business.  At the same time, we have been making progress throughout the year on many of our strategic transformations required to respond to the new realities in wireless, and to respond to changes in customer behavior and expectations.  We ended the year with a strong balance sheet, continued the $0.20 per share quarterly dividend payments and maintained a deep commitment to regain profitable growth.

“Our fourth-quarter performance was disappointing. While the fourth quarter is seasonally our weakest, we were impacted by customer uncertainty in a difficult macroeconomic environment. We experienced a 29% year-over-year decline in the carrier market and small declines in some of our other markets. Our earnings were also impacted by an unanticipated, non-recurring charge resulting from a multi-year license usage compliance audit by one of our major software providers. After negotiation, we were successful in reaching an agreement to resolve the matter.

“As we enter fiscal 2017, we are beginning to see new opportunities and sales in all of our markets. We are focusing on market share growth, expansion in the non-carrier markets, new customer development, offer expansion, margin improvement and expense management. In addition, we launched a CEO succession plan. We are now engaged in a search for a new CEO with experience in achieving superior, profitable growth through innovative marketing and sales and productive operations. We expect a new CEO to be hired sometime during fiscal 2017. In the meantime, I remain the CEO, firmly dedicated to driving performance. Once the new CEO is retained, I will become the Executive Chairman, committed to working with the new CEO to take TESSCO to a new level of success in the exploding world of wireless connectivity.

“While short-term results have not met our expectations, TESSCO’s ongoing strategic transformation is progressing. In the New Year, we are accelerating our transformation to drive our evolution from a wireless carrier transaction-centric supplier, to a consultative, end-to-end solutions provider that enables the deployment of wireless voice, data, video, connectivity and control systems for private, as well as public, network operators. All of us at TESSCO are energized and accountable to make the right things happen to achieve the level of success and growth of shareowner value we all expect,” Barnhill concluded.

Fiscal Year 2016 Financial Results

For the 2016 fiscal year, revenues totaled $530.7 million, compared with $549.6 million in fiscal 2015.

Gross profit was $112.0 million in fiscal 2016, compared with $117.6 million in fiscal 2015.

Selling, general and administrative (SG&A) expenses were $102.9 million in fiscal 2016, including the $1.5 million charge related to non-recurring software licensing fees1. This compares with $103.3 million in fiscal 2015, which included a $0.6 million fourth quarter restructuring charge related to severance costs.

Net income and earnings per share were $5.3 million and $0.65, respectively, for fiscal 2016.  Excluding the impact of the $1.5 million software licensing charge1, adjusted net loss and adjusted earnings per share totaled $6.3 million* and $0.76*, respectively, for fiscal 2016, compared with actual net loss and earnings per share of $8.6 million and $1.04, respectively for fiscal year 2015, or $9.0 million* and $1.08* excluding the $0.6 million fourth quarter restructuring charge.

Fourth-Quarter Fiscal 2016 Financial Results

For the fiscal 2016 fourth quarter, revenues totaled $114.2 million, compared with $113.0 million in the fourth quarter of fiscal 2015 and $139.5 million in the third quarter of fiscal 2015.

Gross profit was $23.0 million for the fourth quarter of fiscal 2016, compared with $24.3 million for the same quarter of fiscal 2015 and $29.5 million for the third quarter of fiscal 2016. The year-over-year decline in gross profit was primarily the result of changes in product and customer mix. Gross margin was 20.2% of revenue, compared with 21.5% for last year’s fourth quarter and 21.1% for the third quarter of fiscal 2016.

Selling, general and administrative (SG&A) expenses were $26.2 million in the fourth quarter of fiscal 2016, including the $1.5 million charge related to the non-recurring software licensing fees1.  This compares with $24.6 million in the same quarter of the prior year, including a $0.6 million restructuring charge related to severance costs, and compares to $24.7 million in the third quarter of fiscal 2016.

Net loss and loss per share were $(2.0 million) and $(0.24) for the fourth quarter of fiscal 2016.  Excluding the impact of the $1.5 million software licensing charge1, adjusted net loss and adjusted loss per share totaled $(1.1 million)* and $(0.13)*, respectively, for the fourth quarter of fiscal 2016, compared with net loss and earnings (loss) per share of $(0.2 million) and $(0.03), or $0.1 million* and $0.01*, respectively, excluding the $0.6 million restructuring charge, for the prior-year quarter, and compared with net income and earnings per share of $2.9 million and $0.35, respectively, for the third quarter of fiscal 2016.

Cash Dividend

TESSCO’s Board of Directors declared a quarterly cash dividend of $0.20 per common share payable on June 8, 2016 to holders of record on May 25, 2016. Any future declaration of dividends, and the establishment of record and payment dates, is subject to future determinations of the Board of Directors.

1Non-Recurring Software License Charge

During the fourth quarter of fiscal 2016, TESSCO received the results of a software license audit conducted by a major software provider.  After significant negotiations, the Company settled the audit for $1.5 million, which was accrued in the fourth quarter and will be paid in the first quarter of fiscal 2017.  The ongoing annual cost from the results of this audit is minimal.

The adjusted net income and adjusted earnings (loss) per share amounts included in this release, when excluding (for fiscal year and fourth quarter 2016 amounts) the $1.5 million charge related to the non-recurring software licensing fees, or when excluding (for fiscal year and fourth quarter 2015 amounts) the $0.6 million restructuring charge related to severance costs,  are each non-GAAP numbers and are presented here because we believe these charges to be infrequent and, therefore, not indicative of our operating performance.

Business Outlook

The Company is not providing earnings guidance at this time for fiscal 2017 due to the uncertainty that persists primarily in the carrier market.  While the Company expects both revenue and earnings to increase sequentially for the first quarter of fiscal 2017 as compared to the fourth quarter of fiscal 2016, those results are expected to be lower than in the first quarter of fiscal 2016, primarily because of continued carrier market pressure, pricing pressure in the retail market and the impact of recent talent investments.  TESSCO may provide financial guidance later in the fiscal year as visibility improves.

Forecasting future results is inherently difficult for any business, and actual results or trends may differ materially from those forecasted. The nature of the business is that TESSCO typically ships products within several days after booking orders. The lack of an order backlog makes it even more difficult to forecast future results. The Business Outlook published in this press release reflects only the company’s current best estimate and it assumes no obligation to update the information contained in this press release, including the Business Outlook, at any time.

Fourth-Quarter Fiscal 2016 Conference Call

Management will host a conference call to discuss fourth-quarter 2016 results tomorrow, May 10, 2016 at 8:30 a.m. ET. To participate in the conference call, please call: 877-311-4347 (domestic call-in) or 484-653-6779 (international call-in) and reference code #89690838.

A live webcast of the conference call will be available at www.tessco.com/go/corporatepresentations. All participants should call or access the website approximately 10 minutes before the conference begins.

A telephone replay of the conference call will be available from 11:30 a.m. ET on May 10, 2016 until 11:59 p.m. ET on May 17, 2016 by calling 855-859-2056 (domestic) or 404-537-3406 (international) and entering confirmation #89690838. An archived replay of the conference call will also be available on the Company's website at www.tessco.com/go/corporatepresentations.

Non-GAAP Information

EBITDA is used by management to evaluate the Company’s ongoing operations and as a general indicator of its operating cash flow (in conjunction with a cash flow statement which also includes among other items, changes in working capital and the effect of non-cash charges).

EBITDA is defined as income from operations, plus interest expense, net of interest income, provision for income taxes, and depreciation and amortization.

Adjusted net income and adjusted EPS, excluding the charge related to the non-recurring software licensing fees (for 2016 fiscal year and fourth quarter amounts), are presented because we believe the non-recurring software licensing fees to be infrequent and not indicative of our operating performance.

Net income (loss) and EPS, net of restructuring charges (for 2015 fiscal year and fourth quarter amounts) are presented because we believe the severance costs to be infrequent and not indicative of our operating performance.

Management believes EBITDA and EBITDA per share are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies. Because not all companies use identical calculations, the Company’s presentation of each of these Non-GAAP measures may not be comparable to other similarly titled measures of other companies.  Management also believes the adjusted (Non-GAAP) calculations of net income and earnings per share are useful to investors as they remove the impact of infrequent and unusual charges for non-recurring software licensing fees and non-recurring charges related to severance costs. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA per diluted share is also a non-GAAP calculation defined as EBITDA divided by TESSCO’s diluted weighted average shares outstanding. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not reflect certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our loan agreements. The definition of EBITDA as used in our loan agreements is further adjusted for certain cash and non-cash charges/credits, including stock compensation expense, and is used to determine compliance with financial covenants and the ability to engage in certain activities such as incurring additional debt.

A reconciliation of Non-GAAP to GAAP results is included as an exhibit to this release.

Reclassification of Items in Statement of Income and Supplemental Results Summary

Prior to the third quarter of fiscal 2016, the Company classified indirect costs relieved from inventory upon a sale as selling, general and administrative expenses, as opposed to cost of goods sold. The financial results presented in this release correctly reflect indirect costs relieved from inventory as cost of goods sold for all periods. The accompanying Consolidated Statements of Income and Supplemental Results Summary have been adjusted to correct this immaterial error in the classification of indirect inventory costs in the income statement. This resulted in an increase in cost of goods sold, and a corresponding decrease in selling, general and administrative expenses, of $3.4 million and $13.3 million for the three- and twelve-month periods ended March 29, 2015, respectively. These corrections have no impact on previously reported revenues, operating margin, EBITDA, net income, earnings per share or on previously reported Consolidated Balance Sheets or Consolidated Statements of Cash Flows.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

The convergence of wireless and the Internet is revolutionizing the way we live, work and play. New systems and applications are creating challenges and opportunities at an unprecedented rate.

TESSCO is there ‒enabling organizations to capitalize on the opportunities in wireless by providing Your Total Source® of end-to-end solutions. TESSCO delivers the knowledge, and product and supply chain solutions required to build, use and maintain, wireless voice, data, video, connectivity and control systems.

Forward-Looking Statements

This press release contains forward-looking statements as to anticipated results and future prospects. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially. These forward-looking statements may generally be identified by the use of the words "may," "will," "expects," "anticipates," "believes," "estimates," and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. Forward-looking statements involve a number of risks and uncertainties. Our actual results may differ materially from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission, under the heading "Risk Factors" and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject.

We are not able to identify or control all circumstances that could occur in the future that may adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers as a result of consolidation among the wireless communications industry; the strength of our customers', vendors' and affinity partners' business; economic conditions that may impact customers' ability to fund or pay for our products and services; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry; fourth-party freight carrier interruption; increased competition; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; claims against us for breach of the intellectual property rights of fourth parties; product liability claims; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

TESSCO Technologies Incorporated
Aric Spitulnik
Chief Financial Officer
410-229-1419
spitulnik@tessco.com
or

David Calusdian
Sharon Merrill
617-542-5300

TESS@investorrelations.com

TESSCO Technologies Incorporated

Consolidated Statements of Income (Unaudited)

	Fiscal Quarters Ended			Fiscal Year Ended
	March 27,	March 29,	December 27,	March 27,	March 29,
	2016	2015	2015	2016	2015

Revenues	$114,154,100	$112,962,200	$139,510,700	$530,682,100	$549,619,000
Cost of goods sold	91,135,200	88,650,400	110,057,300	418,716,200	431,980,500
Gross profit	23,018,900	24,311,800	29,453,400	111,965,900	117,638,500
Selling, general and administrative expenses	26,202,100	23,983,100	24,742,400	102,932,300	102,686,700
Restructuring Charge	--	573,400	--	--	573,400
Income from operations	(3,183,200)	(244,700)	4,711,000	9,033,600	14,378,400
Interest, net	12,400	28,200	55,500	161,300	167,300
Income (loss) before provision for income taxes	(3,195,600)	(272,900)	4,655,500	8,872,300	14,211,100
Provision for income taxes	(1,205,800)	(41,000)	1,768,800	3,531,800	5,576,800
Net income (loss)	$(1,989,800)	$(231,900)	$2,886,700	$5,340,500	$8,634,300

Basic earnings (loss) per share	$(0.24)	$(0.03)	$0.35	$0.65	$1.05
Diluted earnings (loss) per share	$(0.24)	$(0.03)	$0.35	$0.65	$1.04

TESSCO Technologies Incorporated

Consolidated Balance Sheets

	March 27, 2016	March 29, 2015
	(unaudited)	(audited)

ASSETS
Current Assets:
Cash and cash equivalents	$ 16,882,800	$ 7,524,000
Trade accounts receivable, net	58,315,700	59,572,100
Product inventory	53,903,900	72,363,600
Prepaid expenses and other current assets	6,164,700	10,868,900
Total current assets	135,267,100	150,328,600

Property and equipment, net	19,895,400	21,111,800
Goodwill, net	11,684,700	11,684,700
Deferred tax assets	--	495,900
Other long-term assets	2,816,400	2,619,600
Total assets	$ 169,663,600	$ 186,240,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable	$ 41,986,100	$ 51,804,200
Payroll, benefits and taxes	4,927,900	5,531,900
Income and sales tax liabilities	1,456,800	1,832,400
Accrued expenses and other current liabilities	3,874,100	8,688,500
Revolving line of credit	--	--
Current portion of long-term debt	251,100	250,700
Total current liabilities	52,496,000	68,107,700

Deferred tax liabilities	626,900	--
Long-term debt, net of current portion	1,706,500	1,957,500
Other long-term liabilities	2,306,900	3,033,300
Total liabilities	57,136,300	73,098,500

Shareholders’ Equity:
Preferred stock	--	--
Common stock	97,600	96,100
Additional paid-in capital	58,113,800	56,517,600
Treasury stock, at cost	(57,245,200)	(56,307,900)
Retained earnings	111,561,100	112,836,300
Total shareholders’ equity	112,527,300	113,142,100

Total liabilities and shareholder’s equity	$ 169,663,600	$ 186,240,600

TESSCO Technologies Incorporated

Reconciliation of Net Income to Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) (Unaudited)

	Fiscal Quarters Ended			Fiscal Years Ended
	March 27,	March 29,	December 27,	March 27,	March 29,
	2016	2015	2015	2016	2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Operating income (loss) as reported	$(3,183,200)	$(244,700)	$4,711,000	$9,033,600	$14,378,400
Restructuring charge or non-recurring charge	1,543,300	573,400	--	1,543,300	573,400
Operating income, as adjusted	$(1,639,900)	$328,700	$4,711,000	$10,576,900	$14,951,800

Net income, as reported	$(1,989,800)	$(231,900)	$2,886,700	$5,340,500	$8,634,300
Restructuring or non-recurring charge, net of tax	929,000	354,932	--	929,000	354,932
Net income as adjusted	$(1,060,800)	$123,032	$2,886,700	$6,269,500	$8,989,232

Diluted EPS, as reported	$(0.24)	$(0.03)	$0.35	$0.65	$1.04
Restructuring or non-recurring charge	0.11	0.04	--	0.11	0.04
Diluted EPS, adjusted	$(0.13)	$0.01	$0.35	$0.76	$1.08

Net Income as reported	$(1,989,800)	$(231,900)	$2,886,700	$5,340,500	$8,634,300
Add:
Provision for income taxes	(1,205,800)	(41,000)	1,768,800	3,531,800	5,576,800
Interest, net	12,400	28,200	55,500	161,300	167,300
Depreciation and amortization	1,161,700	1,090,400	1,229,800	4,730,000	4,583,600
EBITDA	$(2,021,500)	$845,700	$5,940,800	$13,763,600	$18,962,000
Add:
Stock based compensation	218,400	214,300	110,900	729,100	1,161,300
Restructuring charge or non-recurring charge	1,543,300	573,400	--	1,543,300	573,400
EBITDA, adjusted	$(259,800)	$1,633,400	$6,051,700	$16,036,000	$20,696,700

EBITDA per diluted share	$(0.24)	$0.10	$0.72	$1.67	$2.28
Adjusted EBITDA per diluted share	$(0.03)	$0.20	$0.73	$1.95	$2.49

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Quarter ended March 27, 2016	Quarter ended December 27, 2015	Growth Rates Compared to Prior Period

Market Revenues
Public Carriers, Contractors & Program Managers	$15,836	$22,381	(29.2%)
Government System Operators	6,495	9,849	(34.1%)
Private System Operators	18,851	21,634	(12.9%)
Commercial Dealers & Resellers	29,877	32,566	(8.3%)
Retailer, Independent Dealer Agents & Carriers	43,095	53,081	(18.8%)
Total revenues	$114,154	$139,511	(18.2%)

Market Gross Profit
Public Carriers, Contractors & Program Managers	$2,670	$3,678	(27.4%)
Government System Operators	1,453	2,220	(34.5%)
Private System Operators	4,308	5,093	(15.4%)
Commercial Dealers & Resellers	7,492	8,706	(13.9%)
Retailer, Independent Dealer Agents & Carriers	7,096	9,756	(27.3%)
Total gross profit	$23,019	$29,453	(21.8%)
% of revenues	20.2%	21.1%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Quarter ended March 27, 2016	Quarter ended March 29, 2015	Growth Rates Compared to Prior Year Period

Market Revenues
Public Carriers, Contractors & Program Managers	$15,836	$22,308	(29.0%)
Government System Operators	6,495	7,547	(13.9%)
Private System Operators	18,851	19,020	(0.9%)
Commercial Dealers & Resellers	29,877	28,345	5.4%
Retailer, Independent Dealer Agents & Carriers	43,095	35,742	20.6%
Total revenues	$114,154	$112,962	1.1%

Market Gross Profit
Public Carriers, Contractors & Program Managers	$2,670	$3,909	(31.7%)
Government System Operators	1,453	1,608	(9.6%)
Private System Operators	4,308	4,534	(5.0%)
Commercial Dealers & Resellers	7,492	7,409	1.1%
Retailer, Independent Dealer Agents & Carriers	7,096	6,852	3.6%
Total gross profit	$23,019	$24,312	(5.3%)
% of revenues	20.2%	21.5%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Fiscal Year ended March 27, 2016	Fiscal Year ended March 29, 2015	Growth Rates Compared to Prior Year Period

Market Revenues
Public Carriers, Contractors & Program Managers	$89,171	$127,426	(30.0%)
Government System Operators	33,009	31,495	4.8%
Private System Operators	85,563	86,725	(1.3%)
Commercial Dealers & Resellers	129,986	134,195	(3.1%)
Retailer, Independent Dealer Agents & Carriers	192,953	169,778	13.7%
Total revenues	$530,682	$549,619	(3.4%)

Market Gross Profit
Public Carriers, Contractors & Program Managers	$15,155	$20,915	(27.5%)
Government System Operators	7,713	7,535	2.4%
Private System Operators	20,601	20,866	(1.3%)
Commercial Dealers & Resellers	33,781	34,948	(3.3%)
Retailer, Independent Dealer Agents & Carriers	34,717	33,375	4.0%
Total gross profit	$111,967	$117,639	(4.8%)
% of revenues	21.1%	21.4%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Quarter ended March 27, 2016	Quarter ended December 27, 2015	Growth Rates Compared to Prior Period

Product Revenues
Base station infrastructure	$44,935	$51,571	(12.9%)
Network systems	16,939	22,922	(26.1%)
Installation, test and maintenance	7,455	9,851	(24.3%)
Mobile device accessories	44,825	55,167	(18.7%)
Total revenues	$114,154	$139,511	(18.2%)

Product Gross Profit
Base station infrastructure	$10,471	$13,381	(21.7%)
Network systems	2,693	3,717	(27.5%)
Installation, test and maintenance	1,423	1,687	(15.6%)
Mobile device accessories	8,432	10,668	(21.0%)
Total gross profit	$23,019	$29,453	(21.8%)
% of revenues	20.2%	21.1%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Quarter ended March 27, 2016	Quarter ended March 29, 2015	Growth Rates Compared to Prior Year Period

Product Revenues
Base station infrastructure	$44,935	$46,488	(3.3%)
Network systems	16,939	18,060	(6.2%)
Installation, test and maintenance	7,455	8,267	(9.8%)
Mobile device accessories	44,825	40,147	11.7%
Total revenues	$114,154	$112,962	1.1%

Product Gross Profit
Base station infrastructure	$10,471	$11,317	(7.5%)
Network systems	2,693	2,645	1.8%
Installation, test and maintenance	1,423	1,669	(14.7%)
Mobile device accessories	8,432	8,681	(2.9%)
Total gross profit	$23,019	$24,312	(5.3%)
% of revenues	20.2%	21.5%

TESSCO Technologies Incorporated
Supplemental Results Summary (in thousands) (Unaudited)

	Fiscal Year ended March 27, 2016	Fiscal Year ended March 29, 2015	Growth Rates Compared to Prior Year Period

Product Revenues
Base station infrastructure	$206,604	$224,135	(7.8%)
Network systems	83,480	96,399	(13.4%)
Installation, test and maintenance	34,936	41,790	(16.4%)
Mobile device accessories	205,662	187,295	9.8%
Total revenues	$530,682	$549,619	(3.4%)

Product Gross Profit
Base station infrastructure	$51,610	$55,732	(7.4%)
Network systems	12,893	13,549	(4.8%)
Installation, test and maintenance	6,607	8,351	(20.9%)
Mobile device accessories	40,857	40,007	2.1%
Total gross profit	$111,967	$117,639	(4.8%)
% of revenues	21.1%	21.4%